EXHIBIT 99


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DATE:  May 21, 1999

CONTACTS:  Richard F. Komosinski, President & CEO
           Joseph D. Roberto, Vice President & Treasurer, CFO

PHONE:  914-965-2500

FOR IMMEDIATE RELEASE

                          YONKERS FINANCIAL CORPORATION
                ANNOUNCES COMPLETION OF STOCK REPURCHASE PROGRAM


Yonkers, New York, May 21, 1999 - Yonkers Financial Corporation, the holding company (the "Company") for The Yonkers Savings and Loan Association, FA, (the "Association") announced today the completion of its repurchase of 136,000 shares or approximately 5% of its outstanding shares in the open market. These shares were purchased at an average price of $16.57 per share. The company now has 2,595,239 shares outstanding.

The Company was organized in 1995 to act as the holding company of the Association. The Association currently serves the financial needs of communities in its market area through its four traditional retail offices and one lending center located in Yonkers, New York and three in-store branches located in Wappingers Falls, New York, Yorktown Heights, New York and Mt. Vernon, New York.

At March 31, 1999, the Company had consolidated total assets of $382.2 million, and stockholders' equity of $41.8 million. The Company's stock is traded on THE NASDAQ STOCK MARKET under the symbol "YFCB".

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